EXHIBIT 3.1

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20160300477-60
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 07/05/2016 12:35 PM
	Entity Number E0059792008-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

BioCorRx, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Articles of Incorporation (as may have been amended from time to time) is hereby amended by deleting the current contents of Article 3 in its entirety and replacing it with the language on the attached sheet.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.77%

4. Effective date and time of filing: (optional) Date: ______ Time: ______

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

1

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock".  The total number of shares which the Corporation is authorized to issue is Five Hundred Twenty Five Million Six Hundred Thousand (525,600,000) shares. Five Hundred Twenty Five Million (525,000,000) shares shall be Common Stock, Par Value of $0.001 per share, and Six Hundred Thousand (600,000) shares shall be Preferred Stock, no par value.  The Corporation is authorized to have a maximum aggregate of 600,000 shares of Preferred Stock issued.  The Board of Directors is hereby authorized to issue the Common Stock and Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed in this Article 3, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

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